PRESS RELEASE

Clorox Board Names Benno Dorer Chairman and Pamela Thomas-Graham Lead Director; Former Kellogg CEO David Mackay to Join Board

OAKLAND, Calif., Aug. 4, 2016 – The Clorox Company (NYSE: CLX) today announced the following changes to its board of directors effective Aug. 15, 2016.

CEO Benno Dorer has been named chairman of the board. Dorer (52) has served as chief executive officer of the company since November 2014. Prior to that, he served as executive vice president and chief operating officer – Cleaning, International and Corporate Strategy and previously was senior vice president and general manager – Cleaning Division and Canada, vice president and general manager – Cleaning Division, vice president and general manager – Household Division, and vice president and general manager – Glad® Products. Before joining Clorox, he worked for Procter & Gamble for 14 years in a number of positions with increasing levels of responsibility in various categories and countries. Dorer currently serves on the executive committee of the board of the Grocery Manufacturers Association.

Pamela Thomas-Graham has been named independent lead director of the board. Thomas-Graham (53) is a Phi Beta Kappa graduate of Harvard College, Harvard Business School and Harvard Law School, where she served as an editor of the Harvard Law Review. The first black woman to be elected partner at international consulting firm McKinsey & Company, Thomas-Graham has held many leadership positions including CEO of CNBC Television, group president of Liz Claiborne, Inc. and most recently at Credit Suisse where she served as global chief marketing and talent officer, head of Private Banking & Wealth Management New Markets, and member of the global bank's executive board. Originally from Detroit, Thomas-Graham has been on the board of directors of Clorox since September 2005, and she serves on the audit committee.

George Harad will continue to serve as independent chair of the board until Thomas-Graham’s appointment becomes effective on Aug. 15.

“Benno has proven to be an outstanding CEO and the board is confident that his clear strategic perspective will serve the company well in his added role as chairman,” said Harad. “Further, I’m pleased the board’s thoughtful and strong succession planning allows us to appoint such a capable director as Pamela Thomas-Graham to serve as the board’s lead director.”

Allan D. “David” Mackay has been elected to the Clorox board of directors. Mackay (60) served as president and chief executive officer of Kellogg Company from December 2006 until his retirement in January 2011. From 2003 to 2006, he served as the company’s president and chief operating officer. Prior to that, Mackay held a number of other leadership positions at Kellogg, including roles at Kellogg Australia, United Kingdom and Republic of Ireland. In addition to stints at Kellogg, he served as managing director of Sara Lee Corporation in Australia and spent six years with Mars Inc. Mackay currently serves as a director at Fortune Brands Home and Security Inc. and at McGrath Ltd. He holds a bachelor’s degree in business from Charles Sturt University in Australia.

“Dave brings a wealth of operational and strategic leadership experience to our board,” Harad said. “His extensive consumer products background and his significant global experience will be of great value to The Clorox Company.”

Additional information about The Clorox Company board of directors can be found at https://www.thecloroxcompany.com/corporate-responsibility/performance/corporate-governance/board-of-directors/

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 8,000 employees worldwide and fiscal year 2016 sales of $5.8 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products and RenewLife® digestive health products. The company also markets brands for professional services, including Clorox Healthcare® and Clorox Commercial Solutions®. More than 80 percent of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company also has been broadly recognized for its corporate responsibility efforts, most notably receiving two Climate Leadership Awards for Excellence in 2015 and a Safer Choice Partner of the Year Award in 2016 from the U.S. Environmental Protection Agency as well as inclusion on CR Magazine's 2016 Best Corporate Citizens list and the 2015 Newsweek Green Rankings. The Clorox Company and The Clorox Company Foundation contributed approximately $15 million in combined cash grants, product donations, cause marketing and employee volunteerism in the past fiscal year. For more information, visit TheCloroxCompany.com, the CR Matters Blog and follow the company on Twitter at @CloroxCo.

CLX-C

Media Relations

Aileen Zerrudo 510-271-3075, aileen.zerrudo@clorox.com
Kathryn Caulfield 510-271-7209, kathryn.caulfield@clorox.com

Investor Relations

Landon Dunn 510-271-7256, landon.dunn@clorox.com
Steve Austenfeld 510-271-2270, steve.austenfeld@clorox.com